Exhibit 99.1

Ambient Water Announces Sale of Industrial Atmospheric Water Generation System for over $1M

Company’s generates first sale of its Ambient Water 20K system; industrial atmospheric water generator will ship to buyer in Middle East for installation within 20 weeks

SPOKANE, WA – August 14, 2017 – Ambient Water (OTCQB: AWGI), a leading provider of atmospheric water generation systems for extracting water from humidity in the air, today announced that it has received an order to purchase one of the Company’s Ambient Water 20K atmospheric water generation systems, branded as Next Generation Water Generator (NGWG 76000) in the Middle East market, for approximately $1M. The purchase order was received through the Company’s distribution agent, Next Generation Oilfield Equipment Trading LLC, a family business in Oil & Gas and Renewable Technologies based in Abu Dhabi, United Arab Emirates, and represents the first commercial sale of the Company’s industrial atmospheric water generation technology.

The Company will begin manufacturing of the 20K unit immediately and anticipates shipment to the buyer in approximately 20 weeks. The equipment will be manufactured by Applied Cryo Technologies in Houston, Texas, who also manufactured the Company’s AW800 system that has been demonstrated to multiple parties from around the world.

The approximately $1M purchase price for the water generation system will be made by an irrevocable Letter of Credit with milestones for payment upon shipping, installation, and verification of operation. Additional orders are anticipated once the 20K has demonstrated its effectiveness in the region where it will be installed.

“We are pleased to announce the first commercial sale of one of our industrial atmospheric water generation units to a buyer in the Middle East. This sale was secured through the exemplary efforts of the Next Generation team; Farhana (General Manager), Shaf (CTO), Haad (Head Advisor) & Hassan Saeed (CEO). We are confident that our system will perform well in the region, where humidity levels are elevated, providing yet another proof of concept for our technology,” said Keith White, CEO of Ambient Water. “Securing this first sale, and the revenue that it generates, is a crucial milestone for our Company but we believe it is only the beginning. Our client has expressed interest in purchasing additional units once the first is up and running.We continue to have positive conversations with other parties in water scarce regions around the globe, providing further opportunity to generate additional revenue and bring value back to our shareholders.”

“The advent of the NGWG 76000 in the Middle East is the cornerstone for Atmospheric Water Generation as it signifies the potential of this technology in providing a cost effective, reliable, viable and sustainable solution for water production. This sale marks the inevitability of Water from the Air technology replacing traditional forms of water production such as desalination and reverse osmosis which are not only expensive to maintain but also have a severe ecological and environmental impact on our planet,” said Shaf Hassan, CTO of Next Generation Abu Dhabi.

Ambient Water Inc. patented atmospheric water generation technology literally makes water out of thin air, transforming humidity into an abundant source of clean water near the point of use. With multiple systems already commercially available or in-development, the Company’s technology produces clean and fresh water for a host of commercial industries, including oil and gas exploration and farming, while also providing fresh drinking water for homes, offices, and communities.

About Ambient Water Corp.

Ambient Water Inc. has pioneered atmospheric water generation technology for extracting water from humidity in the air. Drawing from the renewable ocean of water vapor in the air we breathe, the Company’s patented technology cost-effectively transforms humidity into an abundant source of clean water near the point of use. The scalable and modular systems can be configured for a number of water-sensitive applications ranging from oil and gas exploration to vertical farming. The systems can also be configured to produce high quality drinking water for homes, offices, and communities. For a thirsty planet on the verge of a water crisis, Ambient Water makes clean water out of thin air. To learn more about Ambient Water, visit our website at http://www.AmbientWater.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently and other factors detailed in reports filed by the Company.

Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@FischTankPR.com